Capital City Bank Group, Inc. to Present at the March 10 Stephens Inc. Bank and Thrift Conference at Your Desk

TALLAHASSEE, Fla.–March 9, 2009–Capital City Bank Group, Inc. (NASDAQ:CCBG) will Webcast live its hour long presentation to participating institutional investors at the Stephens Inc. Bank and Thrift Conference at Your Desk tomorrow, Tuesday, March 10, 2009 at 12 p.m. ET. Capital City Chairman and CEO William G. Smith, Jr. and Capital City Chief Financial Officer J. Kimbrough Davis will provide a five minute overview of the company and answer questions from those participating in the conference. The Webcast and related materials will be available at http://www.wsw.com/webcast/stph10/ccbg/. A replay of the presentation will be available through Capital City’s website after the event.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.5 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 68 banking offices, one mortgage lending office, and 80 ATMs in Florida, Georgia and Alabama. Since 2005, the Company has been named as a Dividend Achiever by Mergent, Inc., a leading provider of information on publicly traded companies. To be named a Dividend Achiever, a public company must have increased its regular cash dividends for at least 10 consecutive years. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

Contact:

J. Kimbrough Davis,

Executive Vice President and Chief Financial Officer

Office: (850) 402-7820